UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                              CAPMAC HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   140649104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                February 26, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     2      of  102   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,995,186
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,995,186
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 1,995,186 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     3      of  102     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,995,186
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,995,186
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 1,995,186 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     4      of  102     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      4,456
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,990,730
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       4,456
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,990,730
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 1,995,186 shares held for managed accounts and the reporting person disclaims beneficial ownership of 1,990,730 shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     5      of   102   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        27,326
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       27,326
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          27,326
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     6      of    102  Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        6,834
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       6,834
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,834
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .04%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     7      of   102     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,842
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,842
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,842
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .01%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     8      of   102     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saratoga Partners II, L.P.
          I.R.S. No. 13-3432012
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,673,422
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,673,422
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,673,422
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 102 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     9      of    102   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saratoga Partners II, C.V.
          I.R.S. No.: N/A
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands Antilles
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        138,084
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       138,084
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          138,084
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .8%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 9 of 102 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of CapMAC Holdings, Inc. (the "Company"), whose principal executive offices are located at 885 Third Avenue, New York, New York 10022.

Item 2.  Identity and Background

          This statement is filed by each of the following persons: (i)
Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read"); (iv) Concord Partners II, L.P. ("Concord II"); (v) Concord Partners Japan Limited ("Concord Japan"); (vi) Lexington Partners IV, L.P. ("Lexington IV"); (vii) Saratoga Partners II, L.P. ("Saratoga II"); and (viii) Saratoga Partners II, C.V. ("Saratoga CV"), which are sometimes referred to collectively herein as the "Reporting Persons." Concord, Concord Japan, Lexington III, Lexington IV, Saratoga II and Saratoga CV are sometimes referred to collectively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Concord II is investing in venture capital transactions.

          Concord Japan is a corporation organized under the laws of the Bahamas, whose principal office and business address is c/o RoyWest Trust Corporation (Bahamas) Limited, West Bay Street, Nassau, Bahamas. The principal business of Concord Japan is investing in venture capital transactions.

            Lexington IV, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

          Saratoga II, a limited partnership organized under the laws of the State of Delaware, has its principal office and subiness address at 535 Madison Avenue, New York, New York 10022. The principal business of Saratoga II is to invest in securities involving corporate buyouts. Saratoga CV, a limited partnership organized under the laws of the Netherlands Antilles, has its principal office and business address at De Ruterkade 62, Curacao, Netherland Antilles. The principal business of Saratoga CV is to invest in securities involving corporate buyouts.


          The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the general partner of Concord II. Pursuant to the Concord II partnership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

          The partnership agreement with respect to Lexington IV provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Lexington IV.

          Pursuant to a management agreement, Dillon Read has been appointed manager of Concord Japan, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord Japan.

          The partnership agreement with respect to Saratoga II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) shall be vested exclusively in its general partner, which is DR Associates II, L.P. ("DR Associates II"). DR Associates II is a limited partnership organized for the purpose of being the general partner of Saratoga II. Pursuant to the Saratoga II partnership agreement, DR Associates II may delegate its authority to manage Saratoga II to another party. Dillon Read has been appointed manager of Saratoga II by DR Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Saratoga II.

          The partnership agreement with respect to Saratoga CV provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) shall be vested exclusively in its general partner, which is Selinus Corporation, N.V., a Netherlands Antilles corporation ("Selinus"). Pursuant to the Saratoga CV partnership agreement, Selinus shall have the sole authority to appoint an advisor to advise Saratoga CV on investments of its assets. Dillon Read has been appointed advisor to Saratoga CV, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Saratoga CV.

          The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference. The names, addresses, citizenships and principal occupations or employments of the directors and executive officers of Concord Japan are set forth in Exhibit D, attached hereto, which is incorporated herein by reference.

            Except as set forth in Exhibits A, B, C and D hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this
Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect Dillon Read's customers' orders for certain GSE securities in violation of
Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration


          On June 25, 1992 Dillon Read, as agent, and the Funds invested in shares of Common Stock of the Company, which shares subsequently split on a one and one-half for one basis.

          With respect to the investments made by each of the Funds in the Company, Concord II, Concord Japan, Lexington IV, Saratoga II and Saratoga CV purchased the shares of the Company purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. Dillon Read received 4,456 shares of Common Stock as a result of the distribution on February 13, 1997 by Saratoga II to its partners (see Item 3 of this Schedule 13D.) As set forth under Items 5 and 6 below, 143,222 shares of Common Stock (including 34,346 warrants) owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain managing directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit E, attached hereto and incorporated herein by reference, under powers of attorney pursuant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit E hereto is set forth in Exhibit E hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                  Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased(1)           Common Stock
---------                        ------------          --------------

Concord II                          120,000             $1,600,000
Concord Japan                        30,000                400,000
Lexington IV                          1,500                 20,000
Saratoga II                       2,805,981             37,413,080
Saratoga CV                         231,519              3,086,920
Dillon Read                         150,825              2,011,000


Item 4.  Purpose of Transaction

          All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving investments by the Reporting Persons in the Company, as more fully described in Item 3 of this Schedule 13D.

          The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 143,222 Agency Shares owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit E hereto. Dillon Read acquired 4,456 shares of Common Stock as a result of the distibution by Saratoga II to its partners, as described in Item 3 of this Schedule 13D..

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of Schedule 13D.


----------

1    Reflects post-split Common Stock but does not include warrants.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

          (a) By reason of their relationship with Dillon Read (see Item 2), as of February 26, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,995,186 shares of Common Stock (including 760,542 warrants), representing 12.2% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's relationship with the Funds (see Item 2), as of February 26, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,995,186 shares of Common Stock (including 760,542 warrants, 143,222 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto and 4,456 shares of Common Stock held in its own name), representing 12.2% of the Outstanding Shares.

          As of February 26, 1997, Concord II beneficially owns 27,326 shares of Common Stock (issuable upon exercise of warrants), representing .2% of the Outstanding Shares. Concord Japan beneficially owns 6,834 shares of Common Stock (issuable upon exercise of warrants), representing .04% of the Outstanding Shares. Lexington IV beneficially owns 1,842 shares of Common Stock (including 342 warrants), representing .01% of the Outstanding Shares. Saratoga II beneficially owns 1,673,422 shares of Common Stock (including 638,973 warrants), representing 10.2% of the Outstanding Shares. Saratoga CV beneficially owns 138,084 shares of Common Stock (including 52,721 warrants), representing .8% of the Outstanding Shares.

          In addition, as of February 26, 1997, DRI and the individuals named in Exhibit E hereto may be deemed to beneficially own the 143,222 Agency Shares (including 52,721 warrants), representing .9% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit E hereto, which is incorporated herein by reference.

          Pursuant to each partnership agreement, on February 13, 1997, each of Saratoga II and Saratoga CV distributed an aggregate of 324,384 shares of Common Stock and 26,752 shares of Common Stock, respectively, to its partners.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c)   On February 26, 1997, the Funds sold the following shares:

                                                                 Net Price
                                                   Quantity      Per Share
                                                   --------      ---------

                  Concord Partners II, L.P.         29,441         32.75

                  Concord Partners Japan Limited     7,361         32.75


            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer


          Attached hereto and incorporated herein by reference is Exhibit H, Form of Warrant Agreement, with respect to the warrants to purchase Common Stock of the Company, issued to certain of the Reporting Persons.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Executive Officers and Directors of Concord
                        Partners Japan Limited.

      Exhibit E     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit F     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit G     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit E.

      Exhibit H     -  Form of Warrant Agreement.

                                   SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                         its General Partner



                                       By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                        By: Venture Associates II, L.P.,
                               its General Partner

                                    By:  Dillon, Read Inc.,
                               its General Partner



                                       By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact


                         CONCORD PARTNERS JAPAN LIMITED



                                       By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact

                                    SARATOGA PARTNERS II, L.P.

                                    By:  DR Associates II, L.P.,
                                         its General Partner



                                    By:  Dillon, Read & Co. Inc.,
                                         its General Partner



                                    By: /s/ Charles P. Durkin, Jr.
                                        --------------------------



                                    SARATOGA PARTNERS II, C.V.


                                    By:  Selinus Corporation, N.V.
                                         its General Partner


                                    By: /s/ Curacao Corporation Company N.V.
                                        --------------------------------------
                                        Name:  Curacao Corporation Company N.V.
                                        Title:  Managing Director




Dated:  March 31, 1997

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                               Capital Corporation
          (b)  Address:       135 East 57th Street
                               New York, NY 10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                                 The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                                 The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                            Director of Dillon, Read
                                   & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                             San Francisco, CA 94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                             San Francisco, CA 94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                                Boston, MA 02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                                Boston, MA 02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                               New York, NY 10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                               New York, NY 10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                               Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                               Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                               Capital Corporation
          (b) Address:        135 East 57th Street
                               New York, NY 10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                         Heiichi Hamaoka

RESIDENCE OR                  Nissan Motor Co., Ltd.
BUSINESS ADDRESS:             6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nissan Motor Co., Ltd.
          (b) Address:        6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan
          (c) Title:          Managing Director,
                             Nissan Motor Co., Ltd.

CITIZENSHIP:                  Japan


NAME:                         Gentaro Kawase

RESIDENCE OR                  Nippon Life Insurance Company
BUSINESS ADDRESS:             3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nippon Life Insurance Company
          (b) Address:        3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan
          (c) Title:          Chairman, Nippon Life Insurance
                              Company

CITIZENSHIP:                  Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                               Takashi Imai

RESIDENCE OR                        Nippon Steel Corporation
BUSINESS ADDRESS:                   2-6-3, Otemachi, Chiyoda-ku
                                  Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Steel Corporation
            (b) Address:            2-6-3, Otemachi, Chiyoda-ku
                                  Tokyo, Japan
            (c) Title:              Representative Director and Exec-
                                    utive Vice President, Nippon
                                    Steel Corporation

CITIZENSHIP:                        Japan


NAME:                               Yoh Kurosawa

RESIDENCE OR                        The Industrial Bank of Japan, Ltd.
BUSINESS ADDRESS:                   1-3-3, Marunouchi, Chiyoda-ku
                                  Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               The Industrial Bank of Japan, Ltd.
            (b) Address:            1-3-3, Marunouchi, Chiyoda-ku
                                  Tokyo, Japan
            (c) Title:              President, The Industrial Bank of
                                   Japan, Ltd.

CITIZENSHIP:                        Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited

NAME:                               Kenjiro Kawaguchi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Tokyo, Japan
            (c) Title:              Director and Managing Director

CITIZENSHIP:                        Japan


NAME:                               Amerex S.A.

RESIDENCE OR                        Coutts & Company (Bahamas) Ltd.
BUSINESS ADDRESS:                   West Bay Street
                                    Nassau, Bahamas

PRINCIPAL OCCUPATION:

            (a) Name:               Coutts & Company (Bahamas) Ltd.
            (b) Address:            West Bay Street
                                    Nassau, Bahamas
            (c) Title:              Supervisor of Company Services and
                                    Secretary of Coutts & Company
                                    (Bahamas) Ltd.

CITIZENSHIP:                        Bahamas

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                  Barbara T. Alexander
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          2,302 (includes 427 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:               $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .01%


                      NAME:                  John P. Birkelund
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          17,624 (includes 5,124 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:               $166,625

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .1%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                  James H. Brandi
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          1,842 (includes 342 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:               $20,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .01%


                      NAME:                  William S. Brenizer
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          921 (includes 171 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:               $10,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .006%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                   NAME:                       John G. Brim
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:               2,302 (includes 427 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                    $25,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                  .01%


                   NAME:                       Charles P. Durkin, JR.
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:               13,812 (includes 2,562 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                    $150,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                  .08%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                   James L. Elrod, JR.
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:           258 (includes 86 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                $5,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:              .001%


                    NAME:                   Peter M. Flanagan
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:           10,312 (includes 3,415 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                $91,937.01

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:              .06%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                    John H.F. Haskell, Jr.
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            5,156 (includes 1,708 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                 $45,961.84

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .03%


                    NAME:                    Franklin W. Hobbs, IV
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            6,906 (includes 1,281 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                 $75,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .04%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                      Robert H. Hotz
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              516 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                   $4,598.85

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .003%


                     NAME:                      Gregory P. Knapp
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              921 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                   $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .003%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                        Cynthia R. Melcher
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:                2,301 (includes 426 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                     $25,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                   .01%


                    NAME:                        John H. Mullin, III
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:                2,301 (includes 426 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                     $25,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                   .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                       David W. Niemiec
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:               2,763 (includes 513 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                    $30,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                  .02%


                     NAME:                       Robert A. Pilkington
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:               1,382 (includes 257 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                    $15,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                  .008%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                     Francois de Saint Phalle
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:             22,099 (includes 6,831 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                  $203,522.44

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:                .1%


                      NAME:                     Kenneth M. Schmidt
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:             2,301 (includes 426 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                  $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:                .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                   Richard R.S. Smith
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:           2,301 (includes 426 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:              .01%


                      NAME:                   Michael I. Somers
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:           645 (includes 120 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                $7,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:              .004%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                     F. Davis Terry, Jr.
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             921 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                  $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .006%


                     NAME:                     Wayne Thornbrough
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             2,578 (includes 853 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                  $22,994.25

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .02%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                    Lorenzo D. Weisman
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            3,682 (includes 682 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $40,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .02%


                      NAME:                    Edward B. Whitney
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,301 (includes 426 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                    George A. Wiegers
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            4,603 (includes 853 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                 $50,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .03%


                    NAME:                    Kazuo Yamada
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            155 (includes 51 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                 $1,386.32

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .001%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                    Charles A. Ballard
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            921 (includes 171 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $10,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .006%


                      NAME:                    Richard C. Yancey(1)
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            461 (includes 86 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $5,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .003%

----------

1 In addition, Mr. Yancey owns 1,500 shares which he purchased in the open market on January 31, 1997 and February 3, 1997 at a price of $34.125 per share.

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                   Patrick S. Ciampi
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:           104 (includes 35 warrants)
   AMOUNT AND SOURCE
                    OF FUNDS:                $919.77

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:              .001%


                     NAME:                   Douglas A. Darby
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:           921 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:              .006%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                      Glenn Hall
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              921 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                   $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .006%


                     NAME:                      E. Terri Herman
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              47 (includes 9 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                   $500

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .0003%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                   NAME:                   Roger Jones
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:           461 (includes 86 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                $5,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:              .003%


                   NAME:                   W. Howard Keenan, Jr.
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:           921 (includes 171 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                $10,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:              .006%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                    Denise Kraft
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:            921 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                 $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:               .006%


                     NAME:                    James H. Laird
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:            2,763 (includes 513 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:
                                              $30,000
   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:               .02%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                   NAME:                      Nathan Leight
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:              921 (includes 171 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                   $10,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                 .006%


                   NAME:                      Richard H. Montague
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:              461 (includes 86 warrants)

 AMOUNT AND SOURCE
                  OF FUNDS:                   $5,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                 .003%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                      NAME:                    Kim Perry
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,301 (includes 426 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%


                      NAME:                    Bret E. Russell
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,301 (includes 426 warrants)

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                     Andrew J. Silver
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             516 (includes 171 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                  $4,598.95

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .003%


                     NAME:                     Stuart L. Sindell
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             185 (includes 35 warrants)

   AMOUNT AND SOURCE
                    OF FUNDS:                  $2,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .001%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                    NAME:                     James T. Tierney
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:             138 (includes 26 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                  $1,500

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                .0008%


                    NAME:                     Robert Weeden
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:             921 (includes 171 warrants)

  AMOUNT AND SOURCE
                   OF FUNDS:                  $10,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                .006%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                       NAME:                  Gerald Greenwald
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                         DISCLAIMED:          13,812 (includes 2,562 warrants)

     AMOUNT AND SOURCE
                      OF FUNDS:               $150,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                           STOCK:             .08%


                       NAME:                  Mark Kammert
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                         DISCLAIMED:          1,032 (includes 342 warrants)

     AMOUNT AND SOURCE
                      OF FUNDS:               $9,197.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                           STOCK:             .006%

                          SCHEDULE 13D

                            EXHIBIT F


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on
Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                            DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                                DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                Title: Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman


                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                    Chairman

                            CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By: Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                Attorney-in-Fact


                             CONCORD PARTNERS JAPAN LIMITED


                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                Attorney-in-Fact

                                    SARATOGA PARTNERS II, L.P.

                                    By:  DR Associates II, L.P.,
                                         its General Partner



                                    By:  Dillon, Read & Co. Inc.,
                                         its General Partner



                                    By: /s/ Charles P. Durkin, Jr.
                                        ----------------------------



                                    SARATOGA PARTNERS II, C.V.


                                    By:  Selinus Corporation, N.V.
                                         its General Partner


                                    By: /s/ Curacao Corporation Company N.V.
                                        ---------------------------------------
                                        Name:  Curacao Corporation Company N.V.
                                        Title: Managing Director




Dated: March 31, 1997

                          SCHEDULE 13D

                            EXHIBIT G

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under- signed's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partnership, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve, (i) a purchase agreement relating to each Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discretion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the undersigned, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent disability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal representatives and assigns of the undersigned.



------------------------           -----------------------------
(Date)                             (Signature)




------------------------           -----------------------------
(Place of Execution)               (Print Name)

                                  SCHEDULE 13D

                                   EXHIBIT H


                            FORM OF WARRANT AGREEMENT


          WARRANT AGREEMENT, dated as of April , 1992, between CapMAC ACQUISITION CORP., a Delaware corporation (the "Company") and individuals, partnerships, corporations and other entities, severally and not jointly, listed on the signature pages hereof (each an "Investor").

                              W I T N E S S E T H:


          WHEREAS, the Investors are stockholders of the Company and in consideration of their continued investment in the Company, the Company desires to grant to the Investors the Warrants (as defined below):

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

          Section 1. Definitions. As used in this Warrant Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

          "Closing Date" shall mean April , 1992.

          "Commission" Shall mean the Securities and Exchange Commission or any entity succeeding to any or all of its functions under the Securities Act or the Exchange Act.

          "Common Stock" shall mean the shares of common stock of the Company, per value $.01 per share.

          "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exercise Price" shall mean $20.00 per share of Common Stock.

          "Expiration Date" shall mean the date which is the seventh anniversary of the Closing Date.

          "Market Price" shall mean, with respect to each share of Common Stock on any date, the price per share equal to the average of the last sales prices of the Common Stock on each of the ten trading days immediately preceding such date on each exchange on which the Common Stock may at the time be listed or, if there shall have been no sales on any of such exchanges on any such trading day, the average of the closing bid and asked prices on each such exchange at the end of such trading day or, if there is no such bid and asked price on such trading day, on the next preceding trading day when such bid and asked price occurred or, if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ at the end of each of the ten trading days immediately preceding such date in the over-the-counter market. If the Common Stock is not so listed or reported by NASDAQ, then the Market Price shall be the value of a share of Common Stock, as determined by an independent investment bank (unaffiliated with the Company or any stockholder of the Company which owns greater than 5% of the then-outstanding shares of Common Stock) selected by the board of directors of the Company, as the value such share would have if the Common Stock were then publicly traded.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Requirement of Law" shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Transfer shall mean any offer, transfer, sale, pledge, hypothecation or other disposition.

          "Warrant" shall mean, with respect to each Investor or other registered holder thereof, the Warrant entitling such Investor or other registered holder to purchase the number of shares of Common Stock set forth on the face of the Warrant Certificate held by such Investor or other registered holder (subject to adjustment as provided in Section 11) at the Exercise Price at any time on or before 5:00 P.M., New York City time, on the Expiration Date.

         "Warrant Certificate" shall mean each certificate evidencing a Warrant, substantially in the form of Exhibit A hereto, with such changes therein as may be required to reflect any adjustments made pursuant to
     Section 11.

          "Warrant Office" shall mean the office or agency of the Company at which the Warrant Register shall be maintained and where the Warrants may be presented for exercise, exchange, substitution and transfer, which office or agency on the date of this Warrant Agreement is the office of the Company located at 885 Third Avenue, New York, New York 10022, which office or agency may be changed by the Company pursuant to notice in writing to the Persons named in the Warrant Register as the holders of the Warrants.

          "Warrant Register" shall mean the register, substantially in the form of Exhibit E hereto, maintained by the Company at the Warrant Office.

          "Warrant Shares" shall mean the number of shares of Common Stock issuable upon exercise of the Warrants.

          Section 2. Representations and Warrants. The Company hereby represents and warrants as follows:

                  (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has the corporate power and authority to execute and deliver this Warrant Agreement and each Warrant Certificate, to issue the Warrants and to perform its obligations under this Warrant Agreement and each Warrant Certificate.

                  (b) The execution, delivery and performance by the Company of this Warrant Agreement and each Warrant Certificate, the issuance of each Warrant and the issuance of the Warrant Shares upon exercise of each Warrant have been duly authorized by all necessary corporate action, and do not and will not violate, or result in a breach of, or constitute a default under, or require any consent under, or result in the creation of any lien, charge or security interest upon the assets of the Company pursuant to, any Requirement of Law or any Contractual Obligation binding upon the Company.

                  (c) This Warrant Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of the Company. When each Warrant and Warrant Certificate has been issued as contemplated hereby, (i) each Warrant and Warrant Certificate will constitute legal, valid, binding and enforceable obligations of the Company and (ii) the Warrant Shares, when issued upon exercise of each Warrant in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable shares of common Stock with no personal liability attaching to the ownership thereof.

                  Section 3. Issuance of Warrant Certificates. On the Closing Date, the Company shall issue to each Investor a Warrant Certificate representing a Warrant to purchase the number of shares of Common Stock set forth opposite such Investor's name on Schedule I hereto.

          Section 4. Registration, Transfer and Exchange of Warrant
Certificates.

                  (a) The Company shall maintain at the Warrant Office the Warrant Register for registration of the Warrants and Transfers thereof. On the Closing Date, the Company shall register the Warrants issued pursuant to Section 3 in the names of the Investors. The Company may deem and treat the registered holder of each Warrant Certificate as the absolute owner of the Warrant represented thereby (notwithstanding any notation of ownership or other writing on such Warrant Certificate made by anyone) for the purpose of any exercise thereof or any distribution to the holder or holders thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                  (b) Subject to Section 13, the Company shall register the Transfer of any outstanding Warrant in the Warrant Register upon surrender of the Warrant Certificate evidencing such Warrant to the Company at the Warrant Office, accompanies (if so required by it) by a written instrument or instruments of Transfer in form satisfactory to it, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof. Upon any such registration of Transfer, a new Warrant Certificate evidencing such Transferred Warrant shall be issued to the transferee and the surrendered Warrant Certificate shall be cancelled.

               (c) Warrant Certificates may be exchanged at the option of the holder or holders thereof, when surrendered to the Company at the Warrant Office, for another Warrant Certificate or other Warrant Certificates of like tenor and representing the Warrant represented thereby. Any Warrant Certificate surrendered for exchange shall be cancelled.

               (d) Each Warrant Certificate issued upon a Transfer shall bear the legend set forth in Section 13(b) if the Warrant Certificate presented for Transfer bore such legend.

                  Section 5. Mutilated or Missing Warrant Certificate. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and, if requested, indemnity satisfactory to it. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, tax and other governmental duties that may be imposed in relation thereto shall be borne by the holder or holders of such Warrant Certificate. Each Warrant Certificate issued in any such Substitution shall bear the legend set forth in Section 13(b) if the Warrant Certificate for which such substitution was made bore such legend.

                  Section 6.            Exercise of Warrants.

                  (a) Each Warrant is exercisable in whole or in part by the registered holder thereof on any Business Day prior to the applicable Expiration Date.

                  (b) Subject to the provisions of this Agreement, upon surrender to the Company at the Warrant Office of the Warrant Certificate evidencing any Warrant to be exercised with the Form of Election to Purchase on the reverse thereof duly completed and signed and upon either (i) payment of the Exercise Price for the Warrant Shares in respect of which such Warrant is being exercised by check or checks payable in New York Clearing House (next-day) funds in lawful money of the United States of America, or (ii) the election by the holder of such Warrant on such Form of Election to Purchase that such holder desires not to pay the Exercise Price with respect to such Warrants and, in lieu thereof, to reduce the number of Warrant Shares to be received upon such exercise by a number of Warrant Shares the aggregate Market Price of which is equal to the Exercise Price of such Warrants, the Company shall issue and cause to be delivered to or upon written order of the registered holder or holders of such Warrant and in such name or names as such registered holder or holders may designate, a stock certificate or certificates for the number of Warrant Shares issuable upon such exercise of such Warrant. Any Person designated to be named in certificates issued pursuant to this Section 6 shall be deemed to have become the holder of record of such Warrant Shares as of the date of exercise of such Warrant. No adjustments shall be made for any cash distributions on Warrant Shares issuable on the exercise of any Warrant.

                  Section 7. No Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon exercise of any Warrant but shall pay for such fraction of a share an amount in cash equal to the Market Price multiplied by such fraction.

                  Section 8. Payment of Taxes. The Company will pay all taxes attributable to the initial issuance of the Warrants and the Warrant Shares; provided that the Company shall not be required to pay any tax which may be payable in respect of any Transfer involved in the issue of any Warrant Certificate or any certificate for Warrant Shares in a name other than that of the registered holder of the Warrant in question.

               Section 9. Reservation and Issuance of Warrant Shares.

                  (a) The Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrants, the number of shares of Common Stock deliverable upon exercise of the Warrants.
                  (b) The Company will take any action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price.

                  (c) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant Agreement, be fully paid and nonassessable and free from all taxes with respect to the issuance thereof and from all liens, charges and security interests created by the Company.

                  Section 10. Obtaining of Governmental Approvals and Stock Exchange Listings. The Company will, at its own expense, from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may be or become required in connection with the issuance, sale, Transfer and delivery of the Warrant Certificates and the exercise of the Warrants and the issuance, sale, transfer and delivery of the Warrant Shares and all action which may be necessary so that such Warrant Shares, immediately upon their issuance upon the exercise of the Warrants, or at such later time as shall be otherwise provided herein, will be listed on each securities exchange, if any, on which the shares Common Stock are then listed.

               Section 11. Adjustment of Number of Warrant Shares Purchasable:
Other Agreements. Prior to the Expiration Date, the number of Warrant Shares purchasable upon the exercise of the Warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

                  (a) if the Company shall at any time after the date of this Warrant Agreement (i) declare a dividend on the shares of Common Stock in shares of its capital stock (whether Common Stock or of capital stock of any other class), (ii) split or subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then the number of shares of Common Stock subject to the Warrant to be received upon exercise thereof at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be adjusted so that the holder or holders of each Warrant upon exercise thereof shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, such holder would have owned or have become entitled to receive immediately following such dividend, subdivision or combination;

                  (b) if the Company shall at any time after the date of this Warrant Agreement issue options, rights or warrants to subscribe for or purchase shares of Common Stock to all holders of its shares of Common Stock at a price per share less than the greater of (i) the Exercise Price and (ii) the Market Price, then the number of shares of Common Stock subject to the Warrant to be purchased upon exercise thereof at the time of the record date for such issuance shall be adjusted so that the holder or holders of each Warrant upon exercise thereof shall be entitled to purchase, on the same terms and conditions as the holder of all shares of Common Stock receiving such options, rights or warrants, the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, such holder would have become entitled to purchase immediately following such issuance;

                  (c) if at any time, as a result of an adjustment made pursuant to Section 11 hereof, the holder of any Warrant thereafter exercised shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of the Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 11, and the provisions of this Warrant Agreement with respect to the Warrant Shares shall apply on like terms to such other shares; and

                  (d)  if any of the following events occurs:

                             (i)    any capital reorganization of the Company;

                            (ii) any reclassification of the Common Stock (other than a subdivision or combination of outstanding Common Stock);

                           (iii)    any consolidation of the Company; or

                            (iv) the sale of the properties and assets of the
                  Company (including but not limited to the sale of any stock or partnership interests of the Company's Subsidiaries) as, or substantially as, an entirety to any entity:

         then each Warrant shall after such capital reorganization, reclassification of Common Stock, consolidation or sale be exercisable, upon the terms and conditions specified in this Warrant Agreement, for the number of shares of stock or other securities or assets to which a holder of the number of Warrant Shares purchasable (at the time of such capital reorganization, reclassification of Common Stock, consolidation or sale) upon exercise of such Warrant would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, or sale; and in any such case, if necessary, the provisions set forth in this Section 11 with respect to the rights thereafter of the holder of such Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the exercise of such Warrant; provided, however, that the Company shall not effect any such consolidation or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation or partnership (if other than the Company) resulting from such consolidation or the corporation or partnership purchasing such assets or the appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the holder of each Warrant the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such holder may be entitled and all other obligations of the company under this Warrant Agreement.

The provisions of this Section 11 shall be applicable successively whenever any of the events set forth above shall occur.

                  Section 12. Notices to Warrant Holders. Upon any adjustment pursuant to, or other event contemplated by, Section 11, the Company shall promptly, but in any event within 20 days thereafter, cause to be given to the registered holder or holders of each of the Warrants, at their respective addresses appearing on the Warrant Register, by first-class mail, postage prepaid, a certificate signed by its chief financial officer setting forth the number of shares of Common Stock issuable upon the exercise of such Warrant as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

         In case:

                  (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Company or of any other subscription rights or warrants; or

                  (b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock); or

                  (c) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock; or

                  (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be given to the registered holder or holders of each Warrant at its address appearing on the Warrant Register, at least 20 calendar days prior to the applicable record date hereinafter specified, by first-class mail, postage prepaid, a written notice stating either (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.

                  Section 13. Transfer Restrictions.(a) Each Investor represents and warrants that it is acquiring the Warrants for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Each Investor agrees that it will not, directly or in-directly, Transfer any of the Warrants or Warrant Shares (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Warrants or Warrant Shares), except in compliance with the Securities Act and the rules and regulations promulgated thereunder. Each Investor further understands and specifically acknowledges and agrees that none of the Warrants or Warrant Shares may be Transferred unless (i) such Transfer complies with the provisions of (A) this Agreement and (B) the stockholder agreement, dated as of April , 1992, among the Company, the Investors and other stockholders of the Company and (ii) (A) the Transfer is made pursuant to an effective registration statement, or post-effective amendment thereto, under the Securities Act, (B) in the opinion of counsel reasonably satisfactory to the Company, such Transfer is exempt from the provisions of Section 5 of the Securities Act and the rules and regulations in effect thereunder or (c) a no-action letter from the Commission, satisfactory to counsel for the Company, shall have been obtained with respect to the Transfer.

                  (b) The Company agrees that after it has filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Act and, upon the request of an Investor, will furnish such Investor with such information as may be necessary to enable such Investor to effect routine sales pursuant to Rule 144 under the Securities Act.

                  (c) Each Warrant Certificate representing the Warrants, and each certificate representing Warrant Shares, will bear legends in substantially the following form:

                  "THE [WARRANTS] [SHARES] REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (A) THE TRANSFER, SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS MADE PURSUANT TO A REGISTRATION STATEMENT, OR POST-EFFECTIVE AMENDMENT THERETO, EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), (B) IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH TRANSFER, SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER, OR (C) A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH TRANSFER, SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION.

                  "THIS CERTIFICATE IS ISSUED SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT AND A STOCKHOLDER AGREEMENT AND NEITHER THIS CERTIFICATE NOR THE [WARRANTS] [SHARES

         REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY".

                  Section 14. Company Option. Commencing on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date which is the business day prior to the date which the Company estimates it will consummate an initial public offering of its Common Stock, the Company shall have the option, upon not less than ten days' prior written notice to each registered holder of the Warrants on the date of such notice, to purchase all (but not less than all) of the Warrants from the registered holders thereof. The exercise price of the option granted in the foregoing sentence (the "Repurchase Price") shall be the aggregate Market Price of the shares of Common Stock subject to the Warrants on the date of exercise minus the aggregate Exercise Prices of the Warrants then outstanding. The Company may elect, in the notice referred to above, in lieu of paying the Repurchase Price in cash, to issue to the registered holders of the Warrants shares of Common Stock having an aggregate Market Price equal to the Repurchase Price.

                 Section 15. Amendments and Waivers. Any provision of this Warrant Agreement may be amended, supplemented, waived, discharged or terminated by a written instrument signed by the Company and each holder of the Warrants.

                  Section 16. Specified Performance. The holders of the Warrants and/or Warrant Shares shall have the right to specific performance by the Company of the provisions of this Warrant Agreement. The Company hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be assessed as a bar to the remedy of specific performance in any action brought against the Company for specific performance of this Warrant Agreement by the holders of the Warrants and/or Warrant Shares.

                  Section 17. Notices.(a) Any notice or demand to be given or made by the holders of the Warrants to or on the Company pursuant to this Warrant Agreement shall be sufficiently given or made if sent by mail, first-class or registered, postage prepaid, addressed to the Company as follows (or to such other address as may hereafter be designated by the Company in writing to such registered holder):

                           CapMAC Acquisition Corp.
                           885 Third Avenue
                           New York, New York  10022
                           Attn:  Chief Executive Officer

                  (b) Any notice to be given by the Company to any holder of the Warrants or the Warrant Shares shall be sufficiently given if sent by first class mail, postage prepaid, addressed to such holder as such holder's name and address shall appear on the Warrant Register or the Common Stock registry of the Company, as the case may be.

                  Section 18. Binding Effect. This Warrant Agreement shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, each Investor and the registered holders from time to time of the Warrants and the Warrant Shares.

                  Section 19. Termination. This Warrant Agreement shall terminate and be of no further force and effect at the close of business on the earlier to occur of (i) the Expiration Date and (ii) the date on which all of the Warrants have been exercised.

                  Section 20. Counterparts. This Warrant Agreement may be executed in one or more separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                   Section 21. Governing Law. This Warrant Agreement and the Warrant Certificates shall be governed by and construed in accordance with the laws of the State of New York.

                  Section 22. Benefits of This Warrant Agreement. Nothing in this Warrant Agreement shall be construed to give to any Person other than the Company and the registered holders of the Warrants and the Warrant Shares any legal or equitable right, remedy or claim under this Warrant Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date and year first above written.

                            CapMAC ACQUISITION CORP.

                            By:
                                    Title:

                            SARATOGA FUNDING CORPORATION

                            By:
                            Title:

                         [OTHER INSTITUTIONAL INVESTORS]

                                                              SCHEDULE I TO
                                                              WARRANT AGREEMENT


                             INVESTORS AND NUMBER OF
                   SHARES OF COMMON STOCK SUBJECT TO WARRANTS


Investor                                                    Number of Shares
--------                                                    ----------------